EXHIBIT 99.1

CONTACT:	READ IT ON THE WEB
Robert G. Kuhbach	http://www.dovercorporation.com
Vice President, Finance, CFO
(212) 922-1640

FOR IMMEDIATE RELEASE

Ronald L. Hoffman Named
Chief Executive Officer of Dover Corporation

New York, NY, November 5, 2004 – Dover Corporation (NYSE:DOV) announced today that its President and Chief Operating Officer, Ronald L. Hoffman, will become Chief Executive Officer effective January 1, 2005.

Mr. Hoffman will succeed Thomas L. Reece, who will remain Dover’s Chairman.

Mr. Reece said, “Ron has been an extraordinarily effective leader during his eight years at Dover, first as the President of Tulsa Winch, one of our operating companies, then as CEO of Dover Resources, and most recently as President and Chief Operating Officer of Dover. His proven track record of delivering outstanding operating results, combined with his exceptional management skills, will ensure a smooth and successful transition as Ron becomes the fifth CEO in our company’s 50-year history. As Dover enters what I believe will be an exciting new era of growth, I can’t think of a more qualified leader to help Dover seize the opportunities that lie ahead while preserving the unique culture and operating principles that have served Dover so well in the past.

Mr. Hoffman said, “It is an honor for me to accept this opportunity to lead Dover, particularly as we near Dover’s 50th anniversary in 2005. Working together with the talented CEOs who head up our four, soon to be six, business segments, I am confident that we can continue to build on our reputation for delivering best-in-class products and services to our customers and enhanced value to our shareholders. We also remain committed to Dover’s successful formula of extending autonomy to all of our operating companies to encourage their entrepreneurial spirit and operational excellence.”

Mr. Hoffman has been President and Chief Operating Officer of Dover since July 2003. Prior to that, he was President and Chief Executive Officer of Dover Resources from January 2002 to July 2003. From May 2000 to January 2002, he was Executive Vice President of Dover Resources. Mr. Hoffman joined Dover in 1996 when it acquired Tulsa Winch, an Oklahoma company of which Mr. Hoffman was President and part owner after leading a management buyout of the company from Vickers in 1986. Mr. Hoffman first began working at Vickers, then a unit of Sperry, in 1972, and became President of Tulsa Winch in 1985. He began his career at Allis Chalmers in 1970 and completed the company’s management development program during his tenure there.

Mr. Hoffman has a B.S. in Engineering Technology from Oklahoma State University and also completed the Advanced Executive Management Program at Northwestern University’s Kellogg School of Management.

Dover Corporation is a diversified manufacturer of industrial products with approximately $5 billion of sales.

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